Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

First Titan Energy, LLC, a Nevada corporation, is a wholly owned subsidiary of First Titan Corp.

First Titan Technical, LLC, a Nevada corporation, is a wholly owned subsidiary of First Titan Corp.

Company	Type	Jurisdiction

First Titan Energy, LLC	Limited Liability Company	Nevada

First Titan Technical, LLC	Limited Liability Company	Nevada